Exhibit 99.1

TPL Announces the Passing of Murray Stahl

Murray Stahl

DALLAS, TX (April 9, 2026) – Texas Pacific Land Corporation (NYSE: TPL) (“TPL” or the “Company”) and the Company’s Board of Directors (“Board”) announced today that Murray Stahl, a member of TPL’s Board, has passed away. Mr. Stahl was the Chief Executive Officer, Chairman of the Board and Chief Investment Strategist of Horizon Kinetics Holding Corporation, which, through various owned subsidiaries, is TPL’s largest shareholder.

Ty Glover, CEO of TPL, said, “Murray was a tremendous advocate for TPL from the very day I joined the Company. His firm, Horizon Kinetics, along with its predecessors, had been TPL’s largest shareholder for many decades. Murray believed in the Company when it was still a thinly-traded, little-known trust that simply owned some land in west Texas. Today, TPL stands as one of the largest publicly-traded energy companies in the world—a transformation that seemed inconceivable to almost everyone just a decade ago. Everyone, that is, except Murray. He was a true independent thinker and a visionary who saw what others could not. I am saddened by his sudden passing, and I will miss his presence in the boardroom and outside of it. On behalf of the entire Company, I offer our condolences to Murray’s family.”

Rhys Best, Chairman of the Board of TPL, stated, “We will be forever grateful to Murray for his dedication and contribution to TPL. It has been a privilege for me and the other Board members to work alongside Murray. He will be greatly missed.”

Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 882,000 acres of land, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provides revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of the Company’s land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from the Company’s oil and gas royalty interests, and revenue related to saltwater disposal on the Company’s land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits principally related to a variety of land uses including, but not limited to, midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com